Exhibit 10-Q-6

[FORD LOGO]

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

DATE

Mr./ Ms.                    :

      As communicated to you earlier, you have been awarded Restricted Stock Equivalents (RSEs) effective                     , [valued at $                    ]. These RSEs carry a one/two/three-year restriction period and will be converted at that time to real shares of Ford Common Stock. The resulting shares [,less any shares withheld to cover taxes,] will then be placed in a book-entry account in your name at EquiServe, our registrar and transfer agent.

      The value of the RSEs granted was based on the Fair Market Value of Ford Common Stock on the date of the grant ($                    /share).

      [Quarterly dividend equivalents will be paid in cash by Payroll during the one/two/three-year restriction period for the RSE grant and will be reported by the Company as taxable income for you. (For U.S. employees, this will be reflected on your Form W-2).] After the RSEs are converted to shares of Ford Common Stock, dividends will be paid by EquiServe.

      Your RSE award is made under the 1998 Long-Term Incentive Plan and is subject to its terms and conditions. The enclosure provides additional information regarding RSEs.

      If you have any questions regarding your RSE award, please contact                                at                                                   .

Regards,

, Executive Director
Compensation & Benefits

Enclosure

Enclosure

RESTRICTED STOCK EQUIVALENT

What is a Restricted Stock Equivalent (RSE)?

      RSEs are phantom shares of Ford Common Stock that convert to bonafide shares of Ford Common Stock after a specified, time-based restriction period. Because they are not “real” shares until the restriction period ends, you will not be eligible to vote the shares, nor are the shares registered in your name during the restriction period. The restriction period for this RSE award is                     years from the date of grant,                     .

Will I receive dividends on my RSEs during the restriction period?

      Since you do not actually own shares of stock, you will not receive dividends. [However, you will receive cash dividend equivalents that mirror any cash dividend payment on Ford Common Stock. These payments will be made quarterly by Payroll as soon as practicable after the dividend payment date.]

What happens when the restriction period lifts?

      At the end of the restriction period, RSEs will be converted to real shares of Ford stock based on the FMV of Ford Common Stock on that date.* [Taxes are paid through share withholding, and] a book entry account of the net shares is set up at EquiServe in your name. The shares carry voting rights and you will receive any dividends paid.

What about taxes?

      RSEs are not recognized as taxable income at the time the grant is made. As soon as practicable after the restriction period ends, shares of Ford common stock will be issued to you for this grant[, less shares withheld to cover any tax liability on the value of the grant]. [Your quarterly dividend equivalent payments are taxed as regular income during the restriction period and payroll will handle the withholding before the payment is made to you.]

Are there any other conditions related to the RSE awards?

      There are several other conditions that you should be aware of:

      1) If you terminate your employment for any reason other than death, disability or approved retirement before the restriction period expires, your grant will automatically be forfeited.

      2) You must refrain from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof. In the event of non-fulfillment of this condition, your rights in the RSE grant, including the right to have the grant converted to real shares of Ford stock at the end of the restriction period, will be forfeited and cancelled.

      3) Your rights in the RSEs, including the right to have the grant converted to real shares of Ford Stock at the end of the restriction period, will be forfeited and cancelled if it is determined that you have acted in a manner inimical to the best interests of the Company.

      4) Your RSEs are subject to the terms and conditions of the 1998 Long-Term Incentive Plan.

      * The FMV is the average of the high and low price of Ford Common Stock trading on the New York Stock Exchange on the applicable date.